Exhibit 3.1

Execution Version

TERAWULF INC.

Certificate of Designations

Series A Convertible Preferred Stock

March 15, 2022

i

Certificate of Designations

Series A Convertible Preferred Stock

On March 15, 2022, the Board of Directors of TERAWULF INC., a Delaware corporation (the “Company”), adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, ten thousand (10,000) authorized shares of a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock”:

RESOLVED that, pursuant to the Certificate of Incorporation, the Bylaws and applicable law, a series of preferred stock of the Company titled the “Series A Convertible Preferred Stock,” and having a par value of $0.001 per share and an initial number of authorized shares equal to ten thousand (10,000), is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, designations, preferences, voting powers and other provisions set forth below:

Section 1.          Definitions.

“Additional Shares” has the meaning set forth in Section 10(j)(i).

“Affiliate” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Bylaws” means the Bylaws of the Company, as the same may be further amended, supplemented or restated.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Certificate” means any Physical Certificate or Electronic Certificate.

“Certificate of Designations” means this Certificate of Designations, as amended or supplemented from time to time.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as the same may be further amended, supplemented or restated.

“Close of Business” means 5:00 p.m., New York City time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock, $0.001 par value per share, of the Company, subject to Section 10(i).

“Common Stock Change Event” has the meaning set forth in Section 10(i)(i).

“Common Stock Participating Dividends” has the meaning set forth in Section 5(b)(i).

“Company” has the meaning set forth in the preamble.

“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.

“Conversion Consideration” means, with respect to the conversion of any Convertible Preferred Stock, the type and amount of consideration payable to settle such conversion, determined in accordance with Section 10.

“Conversion Date” means an Optional Conversion Date or a Mandatory Conversion Date.

“Conversion Price” means, as of any time, an amount equal to (A) one thousand dollars ($1,000) divided by (B) the Conversion Rate in effect at such time.

“Conversion Rate” initially means 100 shares of Common Stock per $1,000 Liquidation Preference of Convertible Preferred Stock; provided, however, that the Conversion Rate is subject to adjustment pursuant to Section 10; provided, further, that whenever this Certificate of Designations refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate as of the Close of Business on such date.

“Conversion Share” means any share of Common Stock issued or issuable upon conversion of any Convertible Preferred Stock.

“Convertible Preferred Stock” has the meaning set forth in Section 3(a).

“Depositary” means The Depository Trust Company or its successor.

“Dividend” means any Regular Dividend or Participating Dividend.

“Dividend Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Stock includes the Common Stock. For the avoidance of doubt, Dividend Junior Stock will not include any securities of the Company’s Subsidiaries.

“Dividend Parity Stock” means any class or series of the Company’s stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Parity Stock will not include any securities of the Company’s Subsidiaries.

“Dividend Payment Date” means each Regular Dividend Payment Date with respect to a Regular Dividend and each date on which any declared Participating Dividend is scheduled to be paid on the Convertible Preferred Stock.

“Electronic Certificate” means any electronic book-entry maintained by the Transfer Agent that represents any share(s) of Convertible Preferred Stock.

“Equity-Linked Securities” means any rights, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 10(f)(i)(2).

“Expiration Time” has the meaning set forth in Section 10(f)(i)(2).

“Fundamental Change” means any of the following events:

(a)            a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company, its Wholly Owned Subsidiaries, the employee benefit plans of the Company and its Wholly Owned Subsidiaries, or a Permitted Holder, files any report with the U.S. Securities and Exchange Commission indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(b)            the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than solely to the Company or one or more of the Company’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (b)(ii);

(c)            the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(d)            the Common Stock ceases to be listed on the NASDAQ CM (or any successor);

provided, however, that a transaction or event described in clause (a) or (b) above will not constitute a Fundamental Change if at least ninety percent (90%) of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares or pursuant to dissenters rights), in connection with such transaction or event, consists of shares of common stock listed (or depositary receipts representing shares of common stock, which depositary receipts are listed) on the NASDAQ CM (or any successor), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a Common Stock Change Event whose Reference Property consists of such consideration.

For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)(ii)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Holder” means a person in whose name any Convertible Preferred Stock is registered in the Register.

“Initial Issue Date” means March 15, 2022.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of the Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from each of at least three nationally recognized independent investment banking firms the Company selects in good faith.

“Liquidation Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. Liquidation Junior Stock includes the Common Stock. For the avoidance of doubt, Liquidation Junior Stock will not include any securities of the Company’s Subsidiaries.

“Liquidation Parity Stock” means any class or series of the Company’s stock (other than the Convertible Preferred Stock) whose terms expressly provide that such class or series will rank equally with the Convertible Preferred Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Parity Stock will not include any securities of the Company’s Subsidiaries.

“Liquidation Preference” means an amount initially equal to the Stated Value per share of Convertible Preferred Stock, as subsequently adjusted pursuant to Section 5(a).

“Make-Whole Fundamental Change” means a Fundamental Change (determined after giving effect to the proviso immediately after clause (d) of the definition thereof, but without regard to the proviso in clause (b)(ii) of such definition).

“Make-Whole Fundamental Change Conversion Period” means, in respect of any Make-Whole Fundamental Change, the period from, and including, the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change to, and including, the thirty fifth (35th) Trading Day after such Make-Whole Fundamental Change Effective Date.

“Make-Whole Fundamental Change Effective Date” means the date on which such Make-Whole Fundamental Change occurs or becomes effective.

“Mandatory Conversion” has the meaning set forth in Section 10(c)(i)

“Mandatory Conversion Date” means a Conversion Date designated with respect to any Convertible Preferred Stock pursuant to Section 10(c)(i) and 10(c)(iii).

“Mandatory Conversion Notice” has the meaning set forth in Section 10(c)(iv).

“Mandatory Conversion Notice Date” means, with respect to a Mandatory Conversion, the date on which the Company sends the Mandatory Conversion Notice for such Mandatory Conversion pursuant to Section 10(c)(iv).

“Mandatory Conversion Right” has the meaning set forth in Section 10(c)(i).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, or any Vice-President of the Company.

“Open of Business” means 9:00 a.m., New York City time.

“Optional Conversion” means the conversion of any Convertible Preferred Stock other than a Mandatory Conversion.

“Optional Conversion Date” means, with respect to the Optional Conversion of any Convertible Preferred Stock, the first Business Day on which the requirements set forth in Section 10(d)(ii) for such conversion are satisfied.

“Optional Conversion Notice” means a notice substantially in the form of the “Optional Conversion Notice” set forth in Exhibit B.

“Participating Dividend” has the meaning set forth in Section 5(b)(i).

“Permitted Holder” means Bayshore Capital LLC, Revolve Capital LLC, Stammtisch Investments LLC, the officers and directors of the Company and their respective Affiliates.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designations.

“Physical Certificate” means any certificate (other than an Electronic Certificate) representing any share(s) of Convertible Preferred Stock, which certificate is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Company and countersigned by the Transfer Agent.

“Record Date” means, with respect to any dividend or distribution on, or issuance to holders of, Convertible Preferred Stock or Common Stock, the date fixed (whether by law, contract or the Board of Directors or otherwise) to determine the Holders or the holders of Common Stock, as applicable, that are entitled to such dividend, distribution or issuance.

“Reference Property” has the meaning set forth in Section 10(i)(i).

“Reference Property Unit” has the meaning set forth in Section 10(i)(i).

“Register” has the meaning set forth in Section 3(e).

“Regular Dividend Payment Date” means, with respect to any share of Convertible Preferred Stock, each March 31st, June 30th, September 30th and December 31st of each year, beginning on June 30, 2022 (or beginning on such other date specified in the Certificate representing such share).

“Regular Dividend Period” means each period from, and including, a Regular Dividend Payment Date (or, in the case of the first Regular Dividend Period, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date.

“Regular Dividend Rate” means ten percent (10%) per annum.

“Regular Dividend Record Date” has the following meaning: (a) March 15th, in the case of a Regular Dividend Payment Date occurring on March 31st; (b) June 15th, in the case of a Regular Dividend Payment Date occurring on June 30th; (c) September 15th, in the case of a Regular Dividend Payment Date occurring on September 30th and (d) December 15th, in the case of a Regular Dividend Payment Date occurring on December 31st.

“Regular Dividends” has the meaning set forth in Section 5(a)(i).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any Convertible Preferred Stock or Conversion Share.

“Stated Value” means one thousand dollars ($1,000) per share of Convertible Preferred Stock.

“Stock Price” has the meaning set forth in Section 10(j)(i).

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Person” has the meaning set forth in Section 10(i)(iii).

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 10(f)(i)(2).

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Agent” means Equiniti Trust Company, its successor or any other entity duly appointed by the Company.

“Treasury Regulations” means the Treasury regulations promulgated under the Code, as amended.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 2.          Rules of Construction. For purposes of this Certificate of Designations:

(a)            “or” is not exclusive;

(b)            “including” means “including without limitation”;

(c)            “will” expresses a command;

(d)            the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e)            a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(f)            words in the singular include the plural and in the plural include the singular, unless the context requires otherwise;

(g)            “herein,” “hereof” and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision of this Certificate of Designations, unless the context requires otherwise;

(h)            references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i)            the exhibits, schedules and other attachments to this Certificate of Designations are deemed to form part of this Certificate of Designations.

Section 3.          The Convertible Preferred Stock.

(a)            Designation; Par Value. A series of stock of the Company titled the “Series A Convertible Preferred Stock” (the “Convertible Preferred Stock”) is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company. The par value of the Convertible Preferred Stock is $0.001 per share.

(b)            Number of Authorized Shares. The total authorized number of shares of Convertible Preferred Stock is ten thousand (10,000); provided, however that, by resolution of the Board of Directors, the total number of authorized shares of Convertible Preferred Stock may hereafter be reduced to a number that is not less than the number of shares of Convertible Preferred Stock then outstanding.

(c)            Form, Dating and Denominations.

(i)            Form and Date of Certificates Representing Convertible Preferred Stock. Each Certificate representing any Convertible Preferred Stock will bear the legends required by Section 3(f) and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary.

(ii)            Certificates.

(1)            Generally. The Convertible Preferred Stock will be originally issued initially in the form of one or more Electronic Certificates. Electronic Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Electronic Certificates upon request by the Holder thereof pursuant to customary procedures.

(2)            Electronic Certificates; Interpretation. For purposes of this Certificate of Designations, (A) each Electronic Certificate will be deemed to include the text of the stock certificate set forth in Exhibit A; (B) any legend or other notation that is required to be included on a Certificate will be deemed to be included in any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (C) any reference in this Certificate of Designations to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration of the electronic book-entry representing such Electronic Certificate in the name of the applicable Holder; and (D) upon satisfaction of any applicable requirements of the Delaware General Corporation Law, the Certificate of Incorporation and the Bylaws of the Company, and any related requirements of the Transfer Agent, in each case for the issuance of Convertible Preferred Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company and countersigned by the Transfer Agent.

(iii)            No Bearer Certificates; Denominations. The Convertible Preferred Stock will be issued only in registered form and only in whole numbers of shares.

(iv)            Registration Numbers. Each Certificate representing any Convertible Preferred Stock will bear a unique registration number that is not affixed to any other Certificate representing any other outstanding share of Convertible Preferred Stock.

(d)            Method of Payment; Delay When Payment Date is Not a Business Day.

(i)            Method of Payment. The Company will pay all cash amounts due on any Convertible Preferred Stock by check issued in the name of the Holder thereof; provided, however, that if such Holder has delivered to the Company, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, then the Company will pay all such cash amounts by wire transfer of immediately available funds to such account. To be timely, such written request must be delivered no later than the Close of Business on the following date: (x) with respect to the payment of any declared cash Dividend due on a Dividend Payment Date for the Convertible Preferred Stock, the related Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

(ii)            Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on any Convertible Preferred Stock as provided in this Certificate of Designations is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designations, such payment may be made on the immediately following Business Day and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

(e)            Transfer Agent; Register. Equiniti Trust Company, its successor or any other entity duly appointed by the Company may act as the Transfer Agent. The Company will, or will retain another Person (who may be the Transfer Agent) to act as registrar who will, keep a record (the “Register”) of the names and addresses of the Holders, the number of shares of Convertible Preferred Stock held by each Holder and the transfer, exchange, repurchase and conversion of the Convertible Preferred Stock. Absent manifest error, the entries in the Register will be conclusive and the Company and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly. The Company will promptly provide a copy of the Register to any Holder upon its request.

(f)            Legends.

(i)            Other Legends. The Certificate representing any Convertible Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designations, as may be required by applicable law or by any securities exchange or automated quotation system on which such Convertible Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Company to be appropriate.

(ii)            Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any Convertible Preferred Stock represented by a Certificate bearing any legend required by this Section 3(f) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(g)            Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i)            Provisions Applicable to All Transfers and Exchanges.

(1)            Generally. Subject to this Section 3(g), Convertible Preferred Stock represented by any Certificate, may be transferred or exchanged from time to time, and the Company will cause each such transfer or exchange to be recorded in the Register.

(2)            No Services Charge; Transfer Taxes. The Company will not impose any service charge on any Holder for any transfer, exchange or conversion of any Convertible Preferred Stock, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer or exchange of Convertible Preferred Stock, other than exchanges pursuant to Section 3(h) or Section 3(p) not involving any transfer.

(3)            No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designations, all transfers or exchanges of Convertible Preferred Stock must be in an amount representing a whole number of shares of Convertible Preferred Stock, and no fractional share of Convertible Preferred Stock may be transferred or exchanged.

(4)            Legends. Each Certificate representing any share of Convertible Preferred Stock that is issued upon transfer of, or in exchange for, another share of Convertible Preferred Stock will bear each legend, if any, required by Section 3(f).

(5)            Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designations to effect a transfer or exchange of any Convertible Preferred Stock as well as the delivery of all documentation reasonably required by the Transfer Agent or the Company in order to effect any transfer or exchange, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable but in no event later than the second (2nd) Business Day after the date of such satisfaction.

(ii)            Transfers of Shares Subject to Repurchase or Conversion. Notwithstanding anything to the contrary in this Certificate of Designations, the Company will not be required to register the transfer of or exchange any share of Convertible Preferred Stock that has been surrendered for conversion.

(h)            Exchange and Cancellation of Convertible Preferred Stock to Be Converted or Repurchased.

(i)            Partial Conversions or Repurchases of Certificates. If only a portion of a Holder’s Convertible Preferred Stock represented by a Certificate (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(i)) is to be converted pursuant to Section 10, then, as soon as reasonably practicable after such Certificate is surrendered for such conversion or repurchase, as applicable, the Company will cause such Certificate to be exchanged for (1) one or more Certificates that each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted or repurchased, as applicable, and deliver such Certificate(s) to such Holder; and (2) a Certificate representing a whole number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are to be so converted or repurchased, as applicable, which Certificate will be converted or repurchased, as applicable, pursuant to the terms of this Certificate of Designations; provided, however, that the Certificate referred to in this clause (2) need not be issued at any time after which such shares subject to such conversion or repurchase, as applicable, are deemed to cease to be outstanding pursuant to Section 3(n).

(ii)            Cancellation of Convertible Preferred Stock that Is Converted or Repurchased. If a Holder’s Convertible Preferred Stock represented by a Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(h)(i)) (such Certificate being referred to as the “old Certificate” for purposes of this Section 3(h)(ii)) is to be converted pursuant to Section 10, then, promptly after the later of the time such Convertible Preferred Stock is deemed to cease to be outstanding pursuant to Section 3(n) and the time such Certificate is surrendered for such conversion or repurchase, as applicable, (A) such Certificate will be cancelled pursuant to Section 3(l); and (B) in the case of a partial conversion or repurchase, the Company will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign one or more Certificates that (x) each represent a whole number of shares of Convertible Preferred Stock and, in the aggregate, represent a total number of shares of Convertible Preferred Stock equal to the number of shares of Convertible Preferred Stock represented by such old Certificate that are not to be so converted or repurchased, as applicable; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(f).

(i)            Status of Retired Shares. Upon any share of Convertible Preferred Stock ceasing to be outstanding, such share will be deemed to be retired and to resume the status of an authorized and unissued share of preferred stock of the Company, and such share cannot thereafter be reissued as Convertible Preferred Stock.

(j)            Replacement Certificates. If a Holder of any Convertible Preferred Stock claims that the Certificate(s) representing such Convertible Preferred Stock have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a replacement Certificate representing such Convertible Preferred Stock upon surrender to the Company or the Transfer Agent of such mutilated Certificate, or upon delivery to the Company or the Transfer Agent of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Company. In the case of a lost, destroyed or wrongfully taken Certificate representing any Convertible Preferred Stock, the Company and the Transfer Agent may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss that any of them may suffer if such Certificate is replaced. Every replacement Convertible Preferred Stock issued pursuant to this Section 3(j) will, upon such replacement, be deemed to be outstanding Convertible Preferred Stock, entitled to all of the benefits of this Certificate of Designations equally and ratably with all other Convertible Preferred Stock then outstanding.

(k)            Registered Holders. Only the Holder of any Convertible Preferred Stock will have rights under this Certificate of Designations as the owner of such Convertible Preferred Stock.

(l)            Cancellation. The Company may at any time deliver Convertible Preferred Stock to the Transfer Agent for cancellation. The Company will cause the Transfer Agent to promptly cancel all shares of Convertible Preferred Stock so surrendered to it in accordance with its customary procedures.

(m)            Shares Held by the Company or its Subsidiaries. Without limiting the generality of Sections 3(o) and 3(n), in determining whether the Holders of the required number of outstanding shares of Convertible Preferred Stock have concurred in any direction, waiver or consent, shares of Convertible Preferred Stock owned by the Company or any of its Subsidiaries will be deemed not to be outstanding.

(n)            Outstanding Shares.

(i)            Generally. The shares of Convertible Preferred Stock that are outstanding at any time will be deemed to be those shares of Convertible Preferred Stock that, at such time, have been duly executed by the Company and countersigned by the Transfer Agent, excluding those shares of Convertible Preferred Stock that have theretofore been (1) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 3(l); (2) paid in full upon their conversion or repurchase in accordance with this Certificate of Designations; or (3) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii) or (iii) of this Section 3(n).

(ii)            Replaced Shares. If any Certificate representing any share of Convertible Preferred Stock is replaced pursuant to Section 3(j), then such share will cease to be outstanding at the time of such replacement, unless the Transfer Agent and the Company receive proof reasonably satisfactory to them that such share is held by a “bona fide purchaser” under applicable law.

(iii)            Shares to Be Converted. If any Convertible Preferred Stock is to be converted, then, at the Close of Business on the Conversion Date for such conversion (unless there occurs a default in the delivery of the Conversion Consideration due pursuant to Section 10 upon such conversion): (1) such Convertible Preferred Stock will be deemed to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5(c)); (2) Regular Dividends will cease to accumulate on such Convertible Preferred Stock from and after such Conversion Date; and (3) the rights of the Holders of such Convertible Preferred Stock, as such, will terminate with respect to such Convertible Preferred Stock, other than the right to receive such Conversion Consideration as provided in Section 10 (and, if applicable, declared Dividends as provided in Section 5(c)).

(o)            Repurchases by the Company and its Subsidiaries. Without limiting the generality of Section 3(l) and the next sentence, the Company may, from time to time, repurchase Convertible Preferred Stock in open market purchases or in negotiated transactions without delivering prior notice to Holders. The Company will promptly deliver to the Transfer Agent for cancellation all Convertible Preferred Stock that the Company or any of its Subsidiaries have purchased or otherwise acquired.

(p)            Notations and Exchanges. Without limiting any rights of Holders pursuant to Section 9, if any amendment, supplement or waiver to the Certificate of Incorporation or this Certificate of Designations changes the terms of any Convertible Preferred Stock, then the Company may, in its discretion, require the Holder of the Certificate representing such Convertible Preferred Stock to deliver such Certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Company on such Certificate and return such Certificate to such Holder. Alternatively, at its discretion, the Company may, in exchange for such Convertible Preferred Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(c), a new Certificate representing such Convertible Preferred Stock that reflects the changed terms. The failure to make any appropriate notation or issue a new Certificate representing any Convertible Preferred Stock pursuant to this Section 3(p) will not impair or affect the validity of such amendment, supplement or waiver.

(q)            CUSIP and ISIN Numbers. The Company may use one or more CUSIP or ISIN numbers to identify any of the Convertible Preferred Stock, and, if so, the Company will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number.

Section 4.      Ranking. The Convertible Preferred Stock will rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends; and (ii) Liquidation Junior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up and (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends; and (ii) Liquidation Parity Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

Section 5.      Dividends.

(a)            Regular Dividends.

(i)            Accumulation and Payment of Regular Dividends. The Convertible Preferred Stock will accumulate cumulative dividends at a rate per annum equal to the Regular Dividend Rate on the Liquidation Preference thereof (calculated in accordance with Section 5(a)(ii)), regardless of whether or not declared or funds are legally available for their payment (such dividends that accumulate on the Convertible Preferred Stock pursuant to this sentence, “Regular Dividends”). Subject to the other provisions of this Section 5, such Regular Dividends will be payable quarterly in arrears on each Regular Dividend Payment Date to the Holders as of the Close of Business on the immediately preceding Regular Dividend Record Date out of funds legally available for their payment when, as and if declared by the Board of Directors, and shall, if not paid in cash, be accreted to, and increase, the Liquidation Preference.

(ii)            Computation of Accumulated Regular Dividends. Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Regular Dividends on each share of Convertible Preferred Stock will accrue from, and including, the last date to which Regular Dividends have been paid (or, if no Regular Dividends have been paid, from, and including, the Initial Issue Date) to, but excluding, the next Regular Dividend Payment Date on the Liquidation Preference of such share as of immediately before the Close of Business on the preceding Regular Dividend Payment Date (or, if there is no preceding Regular Dividend Payment Date, on the Stated Value of such share).

(b)            Participating Dividends.

(i)            Generally. Subject to Section 5(b)(ii), no dividend or other distribution on the Common Stock (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on the Common Stock unless, at the time of such declaration and payment, an equivalent dividend or distribution is declared and paid, respectively, on the Convertible Preferred Stock (such a dividend or distribution on the Convertible Preferred Stock, a “Participating Dividend,” and such corresponding dividend or distribution on the Common Stock, the “Common Stock Participating Dividend”), such that (1) the Record Date and the payment date for such Participating Dividend occur on the same dates as the Record Date and payment date, respectively, for such Common Stock Participating Dividend; and (2) the kind and amount of consideration payable per share of Convertible Preferred Stock in such Participating Dividend is the same kind and amount of consideration that would be payable in the Common Stock Participating Dividend in respect of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10 but without regard to Section 10(e)(ii) and Section 10(e)(iii)) in respect of one (1) share of Convertible Preferred Stock that is converted with a Conversion Date occurring on such Record Date (subject to the same arrangements, if any, in such Common Stock Participating Dividend not to issue or deliver a fractional portion of any security or other property, but with such arrangement applying separately to each Holder and computed based on the total number of shares of Convertible Preferred Stock held by such Holder on such Record Date).

(ii)            Common Stock Change Events and Stock Splits, Dividends and Combinations. Section 5(b)(i) will not apply to, and no Participating Dividend will be required to be declared or paid in respect of, a Common Stock Change Event, or an event for which an adjustment to the Conversion Rate is required (or would be required without regard to Section 10(f)(iii)) pursuant to Section 10(f)(i)(1), as to which Section 10(i) or Section 10(f)(i)(1), respectively, will apply.

(c)            Treatment of Dividends Upon Repurchase or Conversion. If the Conversion Date of any share of Convertible Preferred Stock is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then the Holder of such share at the Close of Business on such Record Date will be entitled, notwithstanding the related repurchase or conversion, as applicable, to receive, on or, at the Company’s election, before such Dividend Payment Date, such declared Dividend on such share. Except as provided in this Section 5(c), Regular Dividends on any share of Convertible Preferred Stock will cease to accumulate from and after the Conversion Date for such share, unless the Company defaults in the payment of the Conversion Consideration.

Section 6.      Rights Upon Liquidation, Dissolution or Winding Up.

(a)            Generally. If the Company liquidates, dissolves or winds up, whether voluntarily or involuntarily, then, subject to the rights of any of the Company’s creditors, each share of Convertible Preferred Stock will entitle the Holder thereof to receive payment for the greater of the amounts set forth in clause (i) and (ii) below out of the Company’s assets or funds legally available for distribution to the Company’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock:

(i)            the sum of:

(1)            the Liquidation Preference per share of Convertible Preferred Stock; and

(2)            all unpaid Regular Dividends that will have accumulated on such share to, but excluding, the date of such payment; and

(ii)            the amount such Holder would have received in respect of the number of shares of Common Stock that would be issuable (determined in accordance with Section 10 but without regard to Section 10(e)(ii) and Section 10(e)(iii)) upon conversion of such share of Convertible Preferred Stock assuming the Conversion Date of such conversion occurs on the date of such payment.

Upon payment of such amount in full on the outstanding Convertible Preferred Stock, Holders of the Convertible Preferred Stock will have no rights to the Company’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Stock, if any, then, subject to the rights of any of the Company’s creditors, such assets or funds will be distributed ratably on the outstanding shares of Convertible Preferred Stock and Liquidation Parity Stock in proportion to the full respective distributions to which such shares would otherwise be entitled.

(b)            Certain Business Combination Transactions Deemed Not to Be a Liquidation. For purposes of Section 6(a), the Company’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Company’s assets (other than a sale, lease or other transfer in connection with the Company’s liquidation, dissolution or winding up) to, another Person will not, in itself, constitute the Company’s liquidation, dissolution or winding up, even if, in connection therewith, the Convertible Preferred Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

Section 7.      Reserved.

Section 8.      Reserved.

Section 9.      Voting Rights. The Convertible Preferred Stock will have no voting rights except as provided in the Company’s Certificate of Incorporation or required by the Delaware General Corporation Law.

(a)            Voting and Consent Rights with Respect to Specified Matters.

(i)            Generally. Subject to the other provisions of this Section 9(a), while any Convertible Preferred Stock is outstanding, each following event will require, and cannot be effected (and shall be void ab initio) without, the affirmative vote or consent of at least two Holders not Affiliated with each other, representing a majority of the outstanding shares of Convertible Preferred Stock, if any:

(1)            any amendment or modification of the Certificate of Incorporation to authorize or create, or to increase the authorized number of shares of, any class or series of, or Equity-Linked Security or other equity interest convertible into, Dividend Parity Stock or Liquidation Parity Stock;

(2)            any amendment, modification or repeal of any provision of the Certificate of Incorporation, Bylaws or this Certificate of Designations that adversely affects the rights, preferences or voting powers of the Convertible Preferred Stock (other than an amendment, modification or repeal permitted by Section 9(a)(ii));

(3)            any amendment, alteration, repeal or change to the rights, preferences or privileges of the Convertible Preferred Stock;

(4)            [Reserved];

(5)            the Company’s consolidation or combination with, or merger with or into, another Person, or any binding or statutory share exchange or reclassification involving the Convertible Preferred Stock, in each case unless:

(A)            the Convertible Preferred Stock either (x) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (y) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving Person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;

(B)            the Convertible Preferred Stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by the Board of Directors in good faith) to the Holders or the holders thereof, as applicable, than the rights, preferences and voting powers, taken as a whole, of the Convertible Preferred Stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and

(C)            the issuer of the Convertible Preferred Stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that, if not the Company, will succeed to the Company under this Certificate of Designations and the Convertible Preferred Stock; or

(6)            any agreement or consent to any of the actions prohibited by this Section 9(a)(i);

provided, however, that (x) a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (A), (B) and (C) of Section 9(a)(i)(5) will not require any vote or consent pursuant to Section 9(a)(i)(1), 9(a)(i)(2), Section 9(a)(i)(3) or Section 9(a)(i)(6); and (y) each of the following will be deemed, without limitation, not to adversely affect the rights, preferences or voting powers of the Convertible Preferred Stock (or cause any of the rights, preferences or voting powers of any such preference securities to be “materially less favorable” for purposes of Section 9(a)(i)(5)(B) and will not require any vote or consent pursuant to Section 9(a)(i)(1), 9(a)(i)(2), Section 9(a)(i)(3), 9(a)(i)(5) or Section 9(a)(i)(6):

(I)            any increase in the number of the authorized but unissued shares of the Company’s undesignated preferred stock;

(II)            the creation and issuance, or increase in the authorized or issued number, of any class or series of stock that constitutes both Dividend Junior Stock and Liquidation Junior Stock; and

(III)            the application of Section 10(i), including the execution and delivery of any supplemental instruments pursuant to Section 10(i)(ii) solely to give effect to such provision.

(ii)            Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 9(a)(i)(2) or Section 9(a)(i)(3), the Company may amend, modify or repeal any of the terms of the Convertible Preferred Stock without the vote or consent of any Holder to:

(1)            cure any ambiguity or correct any omission, defect or inconsistency in this Certificate of Designations or the Certificates representing the Convertible Preferred Stock, including the filing of a certificate of correction, or a corrected instrument, pursuant to Section 103(f) of the Delaware General Corporation Law in connection therewith; or

(2)            make any other change to the Certificate of Incorporation, this Certificate of Designations or the Certificates representing the Convertible Preferred Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any Holder (other than any Holders that have consented to such change), as such (as determined by the Board of Directors in good faith).

(b)            Right to Vote with Holders of Common Stock on an As-Converted Basis. Subject to the other provisions of, and without limiting the other voting rights provided in, this Section 9, and except as provided in the Certificate of Incorporation or required by the Delaware General Corporation Law, the Holders will have the right to vote together as a single class with the holders of the Common Stock on each matter submitted for a vote or consent by the holders of the Common Stock, and, for these purposes, (i) the Convertible Preferred Stock of each Holder will entitle such Holder to be treated as if such Holder were the holder of record, as of the record or other relevant date for such matter, of a number of shares of Common Stock equal to the number of shares of Common Stock that would be issuable (determined in accordance with Section 10(e), including Section 10(e)(ii), but without regarding to Section 10(e)(iii)) upon conversion of such Convertible Preferred Stock assuming such Convertible Preferred Stock were converted with a Conversion Date occurring on such record or other relevant date; and (ii) the Holders will be entitled to notice of all stockholder meetings or proposed actions by written consent in accordance with the Certificate of Incorporation, the Bylaws of the Company, and the Delaware General Corporation Law as if the Holders were holders of Common Stock.

(c)            Procedures for Voting and Consents.

(i)            Rules and Procedures Governing Votes and Consents. If any vote or consent of the Holders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then (1) the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 9; and (2) such rules and procedures may include fixing a record date to determine the Holders that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents.

(ii)            Voting Power of the Convertible Preferred Stock. Each share of Convertible Preferred Stock will be entitled to one vote on each matter on which the Holders of the Convertible Preferred Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock.

(iii)            Written Consent in Lieu of Stockholder Meeting. A consent or affirmative vote of the Holders pursuant to Section 9(a) may be given or obtained either in writing without a meeting or in person or by proxy at a regular annual meeting or a special meeting of stockholders.

Section 10.      Conversion.

(a)            Generally. Subject to the provisions of this Section 10, the Convertible Preferred Stock may be converted only pursuant to a Mandatory Conversion or an Optional Conversion.

(b)            Conversion at the Option of the Holders.

(i)            Conversion Right; When Shares May Be Submitted for Optional Conversion. Holders will have the right to submit all, or any whole number of shares that is less than all, of their shares of Convertible Preferred Stock pursuant to an Optional Conversion at any time and from time to time; provided, however, that, notwithstanding anything to the contrary in this Certificate of Designations,

(1)            Reserved; and

(2)            shares of Convertible Preferred Stock that are subject to Mandatory Conversion may not be submitted for Optional Conversion after the Close of Business on the Business Day immediately before the related Mandatory Conversion Date.

(ii)            Conversions of Fractional Shares Not Permitted. Notwithstanding anything to the contrary in this Certificate of Designations, in no event will any Holder be entitled to convert a number of shares of Convertible Preferred Stock that is not a whole number.

(iii)            Contingent Conversion Notice. A Holder delivering an Optional Conversion Notice hereunder may specify in such Optional Conversion Notice that its election to effect such conversion is contingent upon the consummation of a Fundamental Change, in which case such Optional Conversion shall not occur until such time as such Fundamental Change has been consummated, and if such Fundamental Change is terminated or cancelled, such Optional Conversion Notice shall be deemed to be withdrawn. For the avoidance of doubt, any such contingent Optional Conversion shall be deemed to occur during any related Make-Whole Fundamental Change Conversion Period.

(c)            Mandatory Conversion at the Company’s Election.

(i)            Mandatory Conversion Right. Subject to the provisions of this Section 10, the Company has the right (the “Mandatory Conversion Right”), exercisable at its election, to designate any Business Day after the third year anniversary of the Initial Issue Date as a Conversion Date for the conversion (such a conversion, a “Mandatory Conversion”) of all, or any portion that is a whole number, of the outstanding shares of Convertible Preferred Stock, but only if the Last Reported Sale Price per share of Common Stock exceeds one hundred and thirty percent (130%) of the Conversion Price on each of at least five (5) Trading Days (whether or not consecutive) during the fifteen (15) consecutive Trading Days ending on, and including, the Trading Day immediately before the Mandatory Conversion Notice Date for such Mandatory Conversion.

(ii)            [Reserved]

(iii)            Mandatory Conversion Date. The Mandatory Conversion Date for any Mandatory Conversion will be a Business Day of the Company’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Mandatory Conversion Notice Date for such Mandatory Conversion.

(iv)            Mandatory Conversion Notice. To exercise its Mandatory Conversion Right with respect to any shares of Convertible Preferred Stock, the Company must (x) send to each Holder of such shares a written notice of such exercise (a “Mandatory Conversion Notice”) and (y) substantially contemporaneously therewith, issue a press release through such national newswire service as the Company then uses (or publish the same through such other widely disseminated public medium as the Company then uses, including its website) containing the information set forth in the Mandatory Conversion Notice. Such Mandatory Conversion Notice must state:

(1)            that the Company has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of the shares, briefly describing the Company’s Mandatory Conversion Right under this Certificate of Designations;

(2)            the Mandatory Conversion Date for such Mandatory Conversion and the date scheduled for the settlement of such Mandatory Conversion;

(3)            that shares of Convertible Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the Holders thereof pursuant to an Optional Conversion at any time before the Close of Business on the Business Day immediately before the Mandatory Conversion Date;

(4)            the Conversion Rate in effect on the Mandatory Conversion Notice Date for such Mandatory Conversion; and

(5)            the CUSIP and ISIN numbers, if any, of the Convertible Preferred Stock.

(v)            Selection and Optional Conversion of Convertible Preferred Stock Subject to Partial Mandatory Conversion. If less than all shares of Convertible Preferred Stock then outstanding are subject to Mandatory Conversion, then:

(1)            the shares of Convertible Preferred Stock to be subject to such Mandatory Conversion will be selected by the Company pro rata; and

(2)            if only a portion of the Convertible Preferred Stock is subject to Mandatory Conversion and a portion of such Convertible Preferred Stock is subject to Optional Conversion, then the converted portion of such Convertible Preferred Stock will be deemed to be from the portion of such Convertible Preferred Stock that was subject to Mandatory Conversion.

(d)            Conversion Procedures.

(i)            Mandatory Conversion. If the Company duly exercises, in accordance with Section 10(c), its Mandatory Conversion Right with respect to any share of Convertible Preferred Stock, then (1) the Mandatory Conversion of such share will occur automatically and without the need for any action on the part of the Holder(s) thereof; and (2) the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of, and, if applicable, the cash due upon such Mandatory Conversion will be delivered to, the Holder(s) of such share of Convertible Preferred Stock as of the Close of Business on the related Mandatory Conversion Date.

(ii)            Requirements for Holders to Exercise Optional Conversion Right.

(1)            Generally. To convert any share of Convertible Preferred Stock pursuant to an Optional Conversion, the Holder of such share must (w) complete, manually sign and deliver to the Company an Optional Conversion Notice; (x) deliver any Physical Certificate(s) representing such Convertible Preferred Stock to the Company (at which time such Optional Conversion will become irrevocable); (y) furnish any endorsements and transfer documents that the Company may require; and (z) if applicable, pay any documentary or other taxes.

(2)            Optional Conversion Permitted only During Business Hours. Convertible Preferred Stock may be surrendered for Optional Conversion only after the Open of Business and before the Close of Business on a day that is a Business Day.

(iii)            Treatment of Accumulated Regular Dividends upon Conversion.

(1)            No Adjustments for Accumulated Regular Dividends. Without limiting the operation of Sections 5(a) and 10(e)(i), the Conversion Rate will not be adjusted to account for any accumulated and unpaid Regular Dividends on any Convertible Preferred Stock being converted.

(2)            Conversions Between A Record Date and a Dividend Payment Date. If the Conversion Date of any share of Convertible Preferred Stock to be converted is after a Record Date for a declared Dividend on the Convertible Preferred Stock and on or before the next Dividend Payment Date, then such Dividend will be paid pursuant to Section 5(c) notwithstanding such conversion.

(iv)            When Holders Become Stockholders of Record of the Shares of Common Stock Issuable Upon Conversion. The Person in whose name any share of Common Stock is issuable upon conversion of any Convertible Preferred Stock will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(e)            Settlement upon Conversion.

(i)            Generally. Subject to Section 5(c), Section 10(e)(ii), Section 10(j) and Section 12(b), the consideration due upon settlement of the conversion of each share of Convertible Preferred Stock will consist of a number of shares of Common Stock equal to the quotient obtained by dividing (I) the sum of (x) the Liquidation Preference of such share of Convertible Preferred Stock immediately before the Close of Business on the Conversion Date for such conversion; and (y) an amount equal to accumulated and unpaid Regular Dividends on such share of Convertible Preferred Stock to, but excluding, such Conversion Date (but only to the extent such accumulated and unpaid Regular Dividends are not included in the Liquidation Preference referred to in the preceding clause (x)); by (II) the Conversion Price in effect immediately before the Close of Business on such Conversion Date.

(ii)            Payment of Cash in Lieu of any Fractional Share of Common Stock. Subject to Section 10(b), in lieu of delivering any fractional share of Common Stock otherwise due upon conversion of any Convertible Preferred Stock, the Company will, to the extent it is legally able to do so and permitted under the terms of its indebtedness for borrowed money, pay cash based on the Last Reported Sale Price per share of Common Stock on the Conversion Date for such conversion (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day).

(iii)            Company’s Right to Settle Optional Conversion in Cash. If any Convertible Preferred Stock is to be converted pursuant to an Optional Conversion, then the Company will have the right to settle such Optional Conversion of such Convertible Preferred Stock (or any portion thereof that represents a whole number of shares) solely in cash in an amount equal to the product of (1) the number of shares of Common Stock that would be issuable upon such Optional Conversion of such Convertible Preferred Stock (or such portion thereof), determined in accordance with this Section 10 (but without regard to Section 10(e)(ii) or this Section 10(e)(iii)); and (2) the Last Reported Sale Price per share of Common Stock on the Conversion Date for such Optional Conversion. Such right can be exercised by the Company solely by providing written notice to the Holder of such Convertible Preferred Stock no later than the Business Day after such Conversion Date, which notice states (x) that the Company has elected to cash settle such Optional Conversion; and (y) the number of shares of such Convertible Preferred Stock as to which such election is made. Once such written notice is so provided exercising such right, such exercise will be irrevocable with respect to such Optional Conversion (without affecting the Company’s right to exercise or not exercise such right with respect to any other Optional Conversion). Notwithstanding anything to the contrary in this Section 10(e)(iii), the Company will not be entitled to exercise its right to settle any Optional Conversion of Convertible Preferred Stock in cash pursuant to this Section 10(e)(iii) unless the Company has sufficient funds legally available, and is permitted under the terms of its indebtedness for borrowed money, to fully pay the cash amounts that would be payable in respect of such election.

(iv)            Delivery of Conversion Consideration. Except as provided in Sections 10(f)(i)(2) and 10(i), the Company will pay or deliver, as applicable, the Conversion Consideration due upon conversion of any Convertible Preferred Stock on or before the second (2nd) Business Day immediately after the Conversion Date for such conversion.

(f)            Conversion Rate Adjustments.

(i)            Events Requiring an Adjustment to the Conversion Rate. The Conversion Rate will be adjusted from time to time as follows:

(1)            Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 10(i) will apply), then the Conversion Rate will be adjusted based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the Record Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date or immediately after the Open of Business on such effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately before the Close of Business on such Record Date or immediately before the Open of Business on such effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 10(f)(ii)(1) is declared or announced, but not so paid or made, then the Conversion Rate will be readjusted, effective as of the date the Board of Directors, or any Officer acting pursuant to authority conferred by the Board of Directors, determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)            Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the Expiration Time by the Board of Directors) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately before the time (the “Expiration Time”) such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the Expiration Time;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date;

OS0	=	the number of shares of Common Stock outstanding immediately before the Expiration Time (including all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

AC	=	the aggregate value (determined as of the Expiration Time by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased or exchanged in such tender or exchange offer; and

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

provided, however, that the Conversion Rate will in no event be adjusted down pursuant to this Section 10(f)(i)(2), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Rate pursuant to this Section 10(f)(i)(2) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If the Conversion Date for any share of Convertible Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(ii)            No Adjustments in Certain Cases.

(1)            Certain Events. Without limiting the operation of Sections 5(a) and 10(e)(i), the Company will not be required to adjust the Conversion Rate except pursuant to Section 10(f)(i). Without limiting the foregoing, the Company will not be required to adjust the Conversion Rate on account of:

(A)            except as otherwise provided in Section 10(f)(i), the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

(B)            the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan;

(C)            the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(D)            the issuance of any shares of Common Stock pursuant to any option, warrant, right or convertible or exchangeable security of the Company outstanding as of the Initial Issue Date; or

(E)            solely a change in the par value of the Common Stock.

(iii)            Adjustment Deferral. Solely for administrative convenience, if an adjustment to the Conversion Rate otherwise required by this Certificate of Designations would result in a change of less than one percent (1%) to the Conversion Rate, then the Company may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (1) when all such deferred adjustments would result in a change of at least one percent (1%) to the Conversion Rate; (2) the Conversion Date of any share of Convertible Preferred Stock; (3) the effective date of any Fundamental Change and/or any Make-Whole Fundamental Change Effective Date; and (4) the occurrence of any vote of the stockholders of the Company.

(iv)          Stockholder Rights Plans. If any shares of Common Stock are to be issued upon conversion of any Convertible Preferred Stock and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder of such Convertible Preferred Stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan.

(v)          Determination of the Number of Outstanding Shares of Common Stock. For purposes of Section 10(f)(i), the number of shares of Common Stock outstanding at any time will (1) include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; and (2) exclude shares of Common Stock held in the Company’s treasury (unless the Company pays any dividend or makes any distribution on shares of Common Stock held in its treasury).

(vi)          Calculations. All calculations with respect to the Conversion Rate and adjustments thereto will be made to the nearest 1/10,000th of a share of Common Stock (with 5/100,000ths rounded upward).

(vii)          Notice of Conversion Rate Adjustments. Upon the effectiveness of any adjustment to the Conversion Rate pursuant to Section 10(f)(i), the Company will, as soon as reasonably practicable and no later than ten (10) Business Days after the date of such effectiveness, send notice to the Holders containing (1) a brief description of the transaction or other event on account of which such adjustment was made; (2) the Conversion Rate in effect immediately after such adjustment; and (3) the effective time of such adjustment.

(g)          Voluntary Conversion Rate Increases.

(i)          Generally. To the extent permitted by law and applicable stock exchange rules, the Company, from time to time, may (but is not required to) increase the Conversion Rate by any amount if (1) the Board of Directors determines that such increase is in the Company’s best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of Common Stock or rights to purchase Common Stock or payable by the Company via withholding, in each case, as a result of any dividend or distribution of shares (or rights to acquire shares) of Common Stock or any similar event; (2) such increase is in effect for a period of at least twenty (20) Business Days; and (3) such increase is irrevocable during such period; provided, however, that any such increase that would reasonably be expected to result in any income tax imposed on holders of Convertible Preferred Stock shall require the affirmative vote or consent of at least two Holders not Affiliated with each other representing a majority of the outstanding shares of Convertible Preferred Stock.

(ii)          Notice of Voluntary Increase. If the Board of Directors determines to increase the Conversion Rate pursuant to Section 10(g)(i), then, no later than the first Business Day of the related twenty (20) Business Day period referred to in Section 10(g)(i), the Company will send notice to each Holder of such increase to the Conversion Rate, the amount thereof and the period during which such increase will be in effect.

(h)          [Reserved]

(i)          Effect of Common Stock Change Event.

(i)          Generally. If there occurs any:

(1)          recapitalization, reclassification or change of the Common Stock, other than (x) changes solely resulting from a subdivision or combination of the Common Stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

(2)          consolidation, merger, combination or binding or statutory share exchange involving the Company;

(3)          sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person; or

(4)          other similar event,

and, as a result of which, the Common Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary in this Certificate of Designations,

(A)          from and after the effective time of such Common Stock Change Event, (I) the consideration due upon conversion of any Convertible Preferred Stock will be determined in the same manner as if each reference to any number of shares of Common Stock in this Section 10 or in Section 11, or in any related definitions, were instead a reference to the same number of Reference Property Units; (II) for purposes of Section 10(c), each reference to any number of shares of Common Stock in such Sections (or in any related definitions) will instead be deemed to be a reference to the same number of Reference Property Units; and (III) for purposes of the definition of “Fundamental Change,” the terms “Common Stock” and “common equity” will be deemed to mean the common equity (including depositary receipts representing common equity), if any, forming part of such Reference Property; and

(B)          for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities, will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company will notify the Holders of such weighted average as soon as practicable after such determination is made.

(ii)          Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 10(i).

(iii)          Execution of Supplemental Instruments. On or before the date the Common Stock Change Event becomes effective, the Company and, if applicable, the resulting, surviving or transferee Person (if not the Company) of such Common Stock Change Event (the “Successor Person”) will execute and deliver such supplemental instruments, if any, as the Company reasonably determines are necessary or desirable to (1) provide for subsequent adjustments to the Conversion Rate pursuant to Section 10(f)(i) in a manner consistent with this Section 10(i); and (2) give effect to such other provisions, if any, as the Company reasonably determines are appropriate to preserve the economic interests of the Holders and to give effect to Section 10(i)(i). If the Reference Property includes shares of stock or other securities or assets of a Person other than the Successor Person, then such other Person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that the Company reasonably determines are appropriate to preserve the economic interests of Holders.

(iv)          Notice of Common Stock Change Event. The Company will provide notice of each Common Stock Change Event to Holders no later than the second (2nd) Business Day after the effective date of the Common Stock Change Event.

(j)          Adjustments to the Conversion Rate in Connection with a Make-Whole Fundamental Change.

(i)          Generally. If a Make-Whole Fundamental Change occurs and the Conversion Date for the conversion of a share of Convertible Preferred Stock occurs during the related Make-Whole Fundamental Change Conversion Period, then, subject to this Section 10(j), the Conversion Rate applicable to such conversion will be increased by a number of shares (the “Additional Shares”) set forth in the make-whole table below corresponding (after interpolation as provided in, and subject to, the provisions below) to the Make-Whole Fundamental Change Effective Date and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change.

Year	$8.00	$9.00	$10.00	$12.00	$13.00	$14.00	$16.00	$18.00	$20.00	$25.00	$30.00
March 15,2022- March 14, 2023	25.0000	22.0256	19.6650	16.1617	14.8285	13.6921	11.8613	10.4517	9.3350	7.3512	6.0513
March 15, 2023-March 14, 2024	25.0000	19.4178	17.1970	13.9350	12.7031	11.6671	10.0069	8.7433	7.7525	6.0196	4.9050
March 15, 2024 and thereafter	25.0000	15.5022	13.4000	10.3983	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

If such Make-Whole Fundamental Change Effective Date or Stock Price is not set forth in the table referenced above, then:

(1)          if such Stock Price is between two Stock Prices in the table above or the Make-Whole Fundamental Change Effective Date is between two dates in the table above, then the number of Additional Shares will be determined by straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices in the table above or the earlier and later dates in the table above, based on a three hundred sixty five (365) or three hundred sixty six (366)-day year, as applicable; and

(2)          if the Stock Price is greater than $30.00 (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above are adjusted pursuant to Section 10(j)(ii)), or less than $8.00 (subject to adjustment in the same manner), per share, then no Additional Shares will be added to the Conversion Rate.

Notwithstanding anything to the contrary in this Certificate of Designations, in no event will the Conversion Rate be increased to an amount that exceeds 125.0000 shares of Common Stock per $1,000 Liquidation Preference of Convertible Preferred Stock, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the Conversion Rate is required to be adjusted pursuant to Section 10(f).

(ii)          Adjustment of Stock Prices and Additional Shares. The Stock Prices in the first row (i.e., the column headers) of the table set forth in Section 10(j)(i) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Price is adjusted as a result of the operation of Section 10(f). The numbers of Additional Shares in the table set forth in Section 10(i)(i) will be adjusted in the same manner as, and at the same time and for the same events for which, the Conversion Rate is adjusted pursuant to Section 10(f).

(iii)          Notice of the Occurrence of a Make-Whole Fundamental Change. If a Make-Whole Fundamental Change occurs, then, in no event later than the Business Day immediately after the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, the Company will notify the Holders and the Transfer Agent of the Make-Whole Fundamental Change Effective Date of such Make-Whole Fundamental Change, briefly stating the circumstances under which the Conversion Rate will be increased pursuant to this Section 10(j) in connection with such Make-Whole Fundamental Change.

Section 11.         Certain Provisions Relating to the Issuance of Common Stock.

(a)          Equitable Adjustments to Prices. Whenever this Certificate of Designations requires the Company to calculate the average of the Last Reported Sale Prices, or any function thereof, over a period of multiple days (including to calculate an adjustment to the Conversion Rate), the Company will make appropriate adjustments, if any, to those calculations to account for any adjustment to the Conversion Rate pursuant to Section 10(f)(i) that becomes effective, or any event requiring such an adjustment to the Conversion Rate where the Ex-Dividend Date, effective date or Expiration Date, as applicable, of such event occurs, at any time during such period.

(b)          Reservation of Shares of Common Stock. The Company will reserve, out of its authorized, unreserved and not outstanding shares of Common Stock, for delivery upon conversion of the Convertible Preferred Stock, a number of shares of Common Stock that would be sufficient to settle the conversion of all shares of Convertible Preferred Stock then outstanding, if any. To the extent the Company delivers shares of Common Stock held in the Company’s treasury in settlement of any obligation under this Certificate of Designations to deliver shares of Common Stock, each reference in this Certificate of Designations to the issuance of shares of Common Stock in connection therewith will be deemed to include such delivery.

(c)          Status of Shares of Common Stock. Each share of Common Stock delivered upon conversion of the Convertible Preferred Stock of any Holder will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such Holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Company will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

(d)          Taxes Upon Issuance of Common Stock. The Company will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Convertible Preferred Stock of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

Section 12.         Calculations.

(a)          Responsibility; Schedule of Calculations. Except as otherwise provided in this Certificate of Designations, the Company will be responsible for making all calculations called for under this Certificate of Designations or the Convertible Preferred Stock, including determinations of the Conversion Rate, the Last Reported Sale Prices and accumulated Regular Dividends on the Convertible Preferred Stock. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder upon written request.

(b)          Calculations Aggregated for Each Holder. The composition of the Conversion Consideration due upon conversion of the Convertible Preferred Stock of any Holder will be computed based on the total number of shares of Convertible Preferred Stock of such Holder being converted with the same Conversion Date. For these purposes, any cash amounts due to such Holder in respect thereof will be rounded to the nearest cent.

Section 13.         Withholding. All actual or constructive payments, dividends and distributions on, or in redemption of, the Convertible Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, and amounts withheld, if any, shall be treated as received by the Holders in respect of which such amounts were withheld. The Company shall have the right to take measures necessary to obtain cash to satisfy the Company’s withholding requirements with respect to any non-cash, deemed or constructive payment, dividend or distribution to the Holders, including by retaining, selling or liquidating property of the applicable Holders held by the Company in its custody or over which it has control.

Section 14.         Notices. The Company will send all notices or communications to Holders pursuant to this Certificate of Designations in writing and delivered personally, by facsimile or e-mail (with confirmation of receipt from the recipient, in the case of e-mail), or sent by nationally recognized overnight courier service to the Holder’s respective addresses shown on the Register. Notwithstanding anything in the Certificate of Designations to the contrary, any defect in the delivery of any such notice or communication will not impair or affect the validity of such notice or communication and the failure to give any such notice or communication to all the Holders will not impair or affect the validity of such notice or communication to whom such notice is sent.

Section 15.         No Other Rights. The Convertible Preferred Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designations or the Certificate of Incorporation or as required by applicable law.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of the date first written above.

TERAWULF INC.

By:	/s/ Kenneth Deane
	Name:	Kenneth Deane
	Title:	Chief Financial Officer

[Signature Page to Certificate of Designations]

EXHIBIT A

FORM OF CONVERTIBLE PREFERRED STOCK

TeraWulf Inc.

Series A Convertible Perpetual Preferred Stock

[Certificate No.: [___]]	No. Shares[*] [___]]

[TeraWulf Inc.], a Delaware corporation (the “Company”), certifies that [_______] is the registered owner of [___] shares of the Company’s Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) represented by this certificate (this “Certificate”). The special rights, preferences and voting powers of the Convertible Preferred Stock are set forth in the Certificate of Designations of the Company establishing the Convertible Preferred Stock (the “Certificate of Designations”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

* Insert number of shares for Physical Certificate only.

Exhibit A-1

IN WITNESS WHEREOF, TeraWulf Inc. has caused this instrument to be duly executed as of the date set forth below.

TERAWULF INC.

Date:	By:
Name:
Title:

Date:	By:
Name:
Title:

Exhibit A-2

TRANSFER AGENT’S COUNTERSIGNATURE

[legal name of Transfer Agent], as Transfer Agent, certifies that this Certificate represents shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Date:	By:
Authorized Signatory

Exhibit A-3

REVERSE OF SECURITY

TeraWulf Inc.

The Company will furnish without charge to each stockholder who so requests, a summary of the powers, designations and preferences, or other special rights of each class of stock of the Company and the qualifications, limitations or restrictions of such preferences and rights, and the variations in rights, preferences and limitations determined for each series, which are fixed by the Certificate of Incorporation of the Company, as amended, and the Resolutions of the Board of Directors of the Company, and the authority of the Board of Directors to determine variations for future series. Such request may be made to the office of the Secretary of the Company or to the Transfer Agent. The Board of Directors may require the owner of a lost or destroyed stock certificate, or his legal representatives to give the Company a bond to indemnify it and its transfer agents and registrars against any claim that may be made against them on account of the alleged loss or destruction of any such certificate.

FOR VALUE RECEIVED,	hereby sell, assign and transfer unto

(Insert assignee’s social security or tax identification number)
(Insert address and zip code of assignee)
Shares of the Series A Convertible Perpetual Preferred Stock represented by the within Certificate, and do hereby irrevocably constitute and appoint agent to transfer the said shares of Series A Convertible Perpetual Preferred Stock evidenced hereby on the books of the within-named Company with full power of substitution in the premises.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Series A Convertible Perpetual Preferred Stock)

Signature Guarantee:	*

*	Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union reasonably acceptable to the Company or meeting the requirements of any transfer agent appointed by the Company from time to time, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A-4

EXHIBIT B

OPTIONAL CONVERSION NOTICE

TeraWulf Inc.

Series A Convertible Preferred Stock

Subject to the terms of the Certificate of Designations, by executing and delivering this Optional Conversion Notice, the undersigned Holder of the Convertible Preferred Stock identified below directs the Company to convert (check one):

☐	all of the shares of Convertible Preferred Stock

☐	____________* shares of Convertible Preferred Stock

identified by CUSIP No.  ____________ and Certificate No. _____________.

Date:
(Legal Name of Holder)

By:
Name:
Title:

Signature Guaranteed:
Participant in a Recognized Signature
Guarantee Medallion Program

By:
Authorized Signatory

*	Must be a whole number.

B-1